Filed Pursuant to Rule 433

Registration Statement No. 333-258512

November 9, 2022

PRICING TERM SHEET

6.15% DEBENTURES, SERIES 2022 A

Issuer:	Consolidated Edison Company of New York, Inc. (the “Issuer”)

Anticipated Ratings (Moody’s; S&P; Fitch)*:	Baa1 (Stable); A- (Stable); A- (Stable)

Issue of Securities:	6.15% Debentures, Series 2022 A due 2052

Principal Amount:	$700,000,000

Interest Rate:	6.15% per annum

Interest Payment Dates:	May 15 and November 15 commencing on May 15, 2023

Maturity Date:	November 15, 2052

Benchmark Treasury:	2.875% due May 15, 2052

Benchmark Treasury Price / Yield:	75-22 / 4.345%

Spread to Benchmark Treasury:	+185 basis points

Yield to Maturity:	6.195%

Public Offering Price:	99.390% of the principal amount

Optional Redemption Provisions:	Make Whole call at any time prior to May 15, 2052 (the “par call date”) at Treasury Rate +30 basis points (calculated to the par call date) Callable on or after May 15, 2052 at par

Pricing Date:	November 9, 2022

Settlement Date:	November 14, 2022 (T+2)

CUSIP:	209111 GD9

Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC PNC Capital Markets LLC Scotia Capital (USA) Inc.

Co-Managers:	Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC toll-free at 1-800-269-6864, BofA Securities, Inc. toll-free at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.